Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229239 and 333-220777) of Everbridge, Inc,

(2)	Registration Statement (Form S-8 Nos. 333-230032, 333-227502 and 333-216909) pertaining to the 2016 Equity Incentive Plan and the 2016 Employee Stock Purchase Plan of Everbridge, Inc., and

(3)	Registration Statement (Form S-8 No. 333-213679) pertaining to the 2008 Equity Incentive Plan, the 2016 Equity Incentive Plan, and the 2016 Employee Stock Purchase Plan of Everbridge, Inc.,

of our reports dated February 28, 2020, with respect to the consolidated financial statements of Everbridge, Inc. and the effectiveness of internal control over financial reporting of Everbridge, Inc. included in this Annual Report (Form 10-K) of Everbridge, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2020